FLUOR.

Master Services Agreement
Cover Page

Agreement Components
The following documents are hereby incorporated into this Master Services Agreement (check applicable documents):

1. ☒ Master Services Agreement Cover Page
2. ☒ Master Services Agreement
3. ☒ Attachment A, Flowdown Terms and Conditions - Department of Energy Subcontractors
4. ☒ Attachment B, Travel Policy for Federally Funded Agreements
5. ☒ All Task Orders and associated attachments issued hereunder

This Master Services Agreement is effective on the date specified herein as the "Effective Date." By signing below, Supplier acknowledges that it has read and understands the terms and conditions of this Master Services Agreement, and agrees to be bound by them.

NuScale Power, LLC		Fluor Enterprises, Inc.	
Signature	Thomas P. Mundy	Signature	[signature]
Printed Name	Thomas P. Mundy	Printed Name	Shiva Heshmati
Title	Chief Commercial Officer	Title	Director, Contracts
Date	January 25, 2021	Date	Jan 25, 2021

MASTER SERVICES

AGREEMENT

between

Fluor Enterprises, Inc. and NuScale Power, LLC

AGREEMENT CONDITIONS

This Master Services Agreement ("MSA" or "Agreement") between Fluor Enterprises, Inc., a provider in Engineering, Procurement, and Construction Services (hereinafter referred to as "Fluor" or "Client"), and NuScale Power, LLC, a design company for a small, modular nuclear steam supply system (NSSS), and an independent Supplier (hereinafter referred to as "NuScale" or "Supplier"). Each of NuScale and Fluor is referred to as a "Party" herein, or together as the "Parties."

The "Effective Date" of this Agreement is the date on which the Agreement is fully executed by both Parties.

WHEREAS, NuScale's specialized design services ("Services") and NSSS design expertise and performance as a for-profit company, as described within this Agreement, are of mutual interest and benefit to Fluor for the performance of work for current and future clients; and

WHEREAS, NuScale has the capabilities and resources to conduct Services for Fluor within the scope of the services identified in this MSA and individual Task Orders as issued;

WHEREAS, the Services to be performed under this Agreement may require the use or development of intellectual property.

NOW, THEREFORE, the Parties hereto agree as follows:

1. **Ordering Services.** Fluor shall order Services by submitting to NuScale a Task Order ("TO" or "Task Order"). Upon acceptance of the Task Order, NuScale agrees to use commercially reasonable efforts to perform the Services as set forth in the TO in accordance with roles and responsibilities as outlined in the TO. The standard of care applicable to the Services will be the degree of skill and diligence normally employed by others performing the same or similar services.

2. **Agreement Type/Compensation.** This Agreement allows for the issuance of Task Orders. Each TO will contain a discrete scope of work and pricing as applicable and as agreed by the Parties.

3. **Task Orders.** The scope of the Services to be provided by NuScale shall be specified in each TO, and shall be based on the pricing under rates to be negotiated by the Parties in each TO. To be effective, each TO must be executed by both parties, at which time such TO will become subject to the terms and conditions of this Agreement, and all associated attachments. The terms of the MSA shall take precedence over Task Orders unless a deviation is explicitly agreed to in writing by the parties. Mutually agreed deviations shall be presented in a unique and specifically labeled "MSA Deviations" section of the affected TO.

   Additional or conflicting contractual terms or conditions including terms and conditions contained in purchase orders or other documents shall be of no force and effect. NuScale shall be compensated and paid in accordance with the terms contained in the applicable TO. Unless otherwise stated in a TO, work performed will be invoiced monthly and payment will be due to NuScale within thirty (30) days of the date of the invoice.

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Task Orders shall allow for a variety of services to be ordered. A separate TO shall be used to order Services for each individual task or project. A TO may be amended to add services by each Party endorsing such additional services on each TO. Any other change to the Services ordered, or other terms of the TO that may change the scope, time of performance, or price of the Services will be effective only by the mutual written agreement of the parties. For clarity, the Parties agree not to invoice for fees prohibited by government requirements or grant conditions, and further agree that, when applicable under Fluor's prime contract terms, any fee payable to NuScale shall not be used by Fluor as a basis upon which Fluor may earn or charge fee, and that where required, the Parties will enter into compensation agreements within each respective TO in order to ensure adherence to this provision.

4. **Equipment.** If the Services are to be provided at Fluor's offices or any of Fluor's other facilities, Fluor agrees to provide access to internet and equipment (if necessary) to permit NuScale to perform the Services ordered in each TO.

5. **Insurance.** NuScale shall maintain in force during the period that Services are performed Workers' Compensation and Employer's Liability Insurance (limit of one million dollars ($1,000,000) each occurrence) in accordance with the laws of the states having jurisdiction over NuScale's employees who are engaged in the Services. NuScale shall also maintain during such period: Commercial General Liability Insurance and Automobile Liability Insurance (including owned, non-owned or hired vehicles), each covering bodily injury to or death of persons and/or loss of or damage to property of Fluor and all other parties other than NuScale in a combined single limit of one million dollars ($1,000,000) for any one occurrence.

6. **Quality Assurance.** Supplier shall comply in all respects with the applicable quality assurance program, and all quality requirements identified in this Agreement and more specifically detailed in the TO's and associated SOW's and attachments thereto.

7. **Term of Agreement.** Unless it is terminated earlier pursuant to Section 15 ("Termination"), the term of this Agreement shall be for twenty (20) years from the Effective Date, during which period individual TOs may be initiated. This Agreement may be extended as necessary by written revision, executed by both parties. TOs may allow for completion of work after the end of the term of the Agreement, in which case, the terms of the Agreement will continue in effect with respect to such TO.

8. **Confidential Information.**

   a. **Definition.** "Confidential Information" means any nonpublic information concerning the business, operations, assets, know-how or trade secrets of a party that is disclosed by a party (disclosing party) to the other party (receiving party) in connection with this Agreement and that is marked as confidential, that has been identified by the disclosing party as confidential, or that a reasonable person would deem confidential, except as otherwise set forth herein. Confidential Information does not include information which (1) is or becomes available to the public other than in connection with or as a result of receiving party's breach of this Agreement or the applicable TO, (2) is or becomes available from another source without restrictions on confidentiality, or (3) is developed independently by receiving party without benefit of disclosing party's Confidential Information.

   b. **Restrictions.** Receiving party shall use Confidential Information provided by disclosing party only for the purposes described herein or in a TO, and only give such information to persons directly connected with administering, performing or enforcing provisions of the Services provided pursuant to a Task Order. For clarity, neither Fluor nor NuScale may disclose Confidential Information to a third party, unless such disclosure is specifically authorized in accordance with a bilateral nondisclosure agreement between Fluor and NuScale, or where a multi-party nondisclosure agreement is in place to which the third party, Fluor, and NuScale are

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all parties. Neither Fluor nor NuScale shall unreasonably withhold authority to share information with a third Party where a sufficient non-disclosure agreement that complies with the terms of this paragraph is in place.

c. **Disclosures Required by Law.** If receiving party is served with any subpoena or other compulsory judicial or administrative process calling for production of disclosing party's Confidential Information or is otherwise required by law or regulation to disclose disclosing party's Confidential Information, receiving party will immediately, and, if possible, prior to production or disclosure, notify disclosing party and provide such information as may be necessary in order to protect disclosing party's interests.

d. **Term.** The receiving party's obligations to protect the Confidential Information of the disclosing party extend for a period of ten (10) years from the date of termination of this Agreement.

9. **Intellectual Property.** Notwithstanding anything in this Agreement to the contrary, each Party shall retain ownership of its pre-existing intellectual property and any improvements thereto or derivatives thereof howsoever developed. "NuScale Background IP" shall mean any pre-existing or independently developed intellectual property of NuScale (and its suppliers), including any improvements thereto, all non-publicly disclosed of which shall also be deemed NuScale's Confidential Information subject to the protections set forth in Section 8 above. In addition and for clarity, any standard, generic, non-project site specific plant design developed by NuScale (and its suppliers) based on NuScale Background IP, regardless of the timing of the creation of the IP, shall also be deemed part of NuScale Background IP (the "NuScale Standard Design").

10. **Work Made for Hire; Reports.** NuScale agrees that any reports or other work prepared by, acquired from or originated by NuScale or NuScale's subcontractors, during or within the scope of NuScale's provision of the Services (hereinafter "Work Product") constitutes "work made for hire" under U.S. Copyright laws, and that all rights to such Work Product specifically acquired or created by NuScale or NuScale's subcontractors in performance of the Services, excluding any of NuScale's Background IP that may be embedded therein, are owned by Fluor unless otherwise specified in an individual TO.

Excluding any Background IP, NuScale hereby assigns to Fluor its rights, title and interest to such Work Product. NuScale shall have the right to retain copies and use all such Work Product provided that no Confidential Information of Fluor is disclosed. For clarity, nothing herein shall restrict NuScale from developing other work similar to the Work Product or providing services similar to the Services, provided that NuScale remains bound by its confidentiality obligations hereunder.

For purposes of this Section, and unless and to the extent otherwise agreed in a TO, NuScale hereby grants Fluor and its Affiliates a non-exclusive, non-transferable (except to assignees approved by NuScale), sub-licensable (subject to the same restrictions set forth herein and in the applicable TO), royalty-free, irrevocable and perpetual (except in the event of breach) license to use NuScale's Background IP, as may be partially or fully incorporated or embodied in the Work Product, solely as necessary for use of the Work Product. The Work Product may bear the proprietary notice set forth below and may be provided, as part of a larger package or deliverable created by Fluor, to the U.S. Nuclear Regulatory Commission, a Government grant recipient or sub-recipient, or other government agency (domestic or international) for the purposes of applying for and obtaining Design Certification, or other licensing or approval. NuScale Background IP may not be reverse engineered, or separated from the Work Product; however, NuScale understands and agrees that that the NuScale Background IP (including the NuScale Standard Design) owned by NuScale may be included in or used as the basis for creating a site specific design that will be assigned to and owned by a client of Fluor (and/or NuScale).

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Other license and use restrictions may apply depending upon the nature and type of NuScale Background IP delivered, as set forth and subject to the terms of the applicable TO, provided that in all cases such restrictions are agreed to before any contrary commitments are made to a client of Fluor (and/or NuScale). For the purposes of this MSA, the term "Affiliate" shall mean an entity that at any point in time during the term of this MSA, is directly or indirectly, controlled or is under common control with a Party. For purposes of this definition, "control" shall mean direct or indirect ownership or control of: (a) at least fifty percent (50%) or more of capital stock, units or share capital entitled to vote for the election of directors of the entity (or such lesser percentage, which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction); or (b) at least fifty percent (50%) of equity or voting interest of the entity (or such lesser percentage, which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) or (c) the ability, directly or indirectly, to otherwise direct management and operations of the entity.

Where applicable, the following proprietary statement shall be included on drawings and design documents: "This contains proprietary information and is the property of Fluor and its licensors. The contents shall not be reproduced, copied, loaned, exhibited, nor used except as permitted by the written consent of Fluor."

11. **Ownership of Inventions; Duty to Disclose Inventions.** Unless and to the extent otherwise agreed in a TO, and excluding any NuScale Background IP or NuScale Confidential Information, NuScale agrees that all new inventions, discoveries, improvements, trade secrets, formulae, techniques, and processes, whether or not patentable, and whether or not reduced to practice, conceived or developed by NuScale or its subcontractors pursuant to a TO, will be owned exclusively by Fluor ("Fluor Inventions"), and NuScale hereby assigns to Fluor all of NuScale's right, title and interest in the foregoing.

NuScale/Supplier shall disclose or report to Fluor, information regarding any inventions conceived, disclosed, reduced to practice, or otherwise invented by the Supplier under this Agreement and that would be owned by Fluor pursuant to this Section 11.

- Information Required for Fluor Inventions. Invention disclosures relating to Fluor Inventions shall be sufficiently complete in technical detail to convey a clear understanding, to the extent known at the time of the report, of the nature, purpose, operation, and physical, chemical, biological, or electrical characteristics of the invention. In addition to the technical description of the invention, the invention disclosure shall include a title for the invention, each of the inventor's names and contact information (including work email, mailing address, and residency/citizenship information as needed by the relevant government agencies for patent filing), the date of conception, and the TO under which the invention occurred. Each such invention disclosure shall also identify any publication, offer for sale, or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of the report. Supplier shall also provide any other reasonable information requested by Fluor.
- Timing of Reports for Fluor Inventions. With respect to Fluor Inventions, Supplier shall submit an invention disclosure to Fluor within three (3) months after the respective invention has been conceived, and in no case no more than three (3) months from when Supplier first becomes aware that such invention exists.

12. **Independent Supplier.** NuScale shall be deemed to be and shall be an independent Supplier in its activities under this Agreement. Except as set forth in this Agreement or a TO, Fluor shall not have and shall not exercise any control over the manner and means used by NuScale to perform the Services under this Agreement or a TO.

13. **Publicity.** Neither Party shall issue any public announcement or news release concerning this Agreement without the written consent of the other.

14. **Governing Law.** This Agreement shall be governed by the laws of the State of Texas, without regard

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to its conflict of laws provisions.

15. **Termination.**

Termination for Convenience: A Task Order hereunder may be terminated by Fluor for its convenience upon 15 days written notice. In such event, NuScale will be entitled to compensation for the Services competently performed up to the date of termination and reasonable termination expenses as determined at the discretion of Fluor. NuScale will not be entitled to compensation or profit on Services not performed.

Termination for Default: Either Party shall have the right to terminate the Agreement for default in the event that the other Party fails to substantially perform any material provisions of this Agreement, or becomes financially or legally incapable of completing the obligations hereunder, and does not correct such failure within a period of seven (7) business days as to compensation or payment, and otherwise within a reasonable period after receipt of notice specifying such failure. In the event of termination of NuScale for default, NuScale will not be entitled to termination expenses.

Regardless of the cause of termination, NuScale shall deliver legible copies of all completed Work Product and all work in progress under a TO, which may include devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, workflows, materials, equipment (such as electronic equipment), documents, and property, including copies and reproductions of all of the aforementioned items belonging to Fluor, its subsidiaries, Affiliates, successors, and assigns. Termination under this Article shall be in addition to, and not in lieu of, any other express rights or remedies each Party may have for breach hereunder.

16. **Services.** NuScale will perform the Services described in Task Orders which are incorporated into this Agreement by this reference herein. Except for NuScale's obligations under Section 1 of this Agreement, or as otherwise required as part of a TO, NuScale makes no representations or warranties, express or implied, regarding the results. NuScale agrees to provide Fluor with the Services, including the delivery of any documentation or other Work Product specifically required to be delivered by Fluor in performance of the Services pursuant to a TO. As used herein, unless the context otherwise requires, references to the "Services" shall include both the Services and any such Work Product.

NuScale shall comply with such reasonable requests as may be made from time to time by Fluor with respect to the scope and direction of the project and similar matters. All Services shall be performed in a professional manner, with estimated schedules as set forth in Task Orders.

In performance of the Services, it is understood NuScale will be supplied with certain information and/or data by Fluor and/or others, and NuScale will rely on same. It is agreed that where the accuracy of such information is not within NuScale's control, NuScale shall not be liable for its accuracy, nor for its verification, except by mutual agreement of the Parties in any applicable Task Order requiring such verification by NuScale.

17. **Indemnity.** NuScale shall hold Fluor harmless against any and all claims, demands and causes of action, whether civil or criminal: (a) for bodily injury to or death of persons or for damage to or destruction of property (other than property owned by Fluor, or Fluor construction work in progress, for which Fluor assumes sole responsibility) resulting from the negligent acts of NuScale while at any work site or Fluor facility; (b) arising from NuScale's negligence or willful misconduct in the performance of the Services; (c) based on any claim that any of NuScale's employees, principals, contractors or subcontractors are employees of Fluor; or (d) arising from U.S. Government findings that NuScale's invoiced charges for direct or indirect costs are deemed to be unallowable in whole or in part. Except for NuScale's warranty obligation under paragraph 1 above, NuScale's liability under this Agreement shall not exceed the value of the Services then being provided by Fluor under TOs in process but in no event shall be in excess of $10,000,000 in the aggregate; provided, however, the liability cap for violation of NuScale's obligation to protect Confidential Information as set forth in Section 7 of this Agreement, will be $50,000,000;

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and, to the fullest extent permitted by law, Fluor agrees to release, defend, and hold NuScale harmless from and against any and all further liability arising in any manner from this Agreement and NuScale's performance of the Services. Fluor agrees to waive and shall require its insurers to waive, subrogation against NuScale under any applicable policy of insurance. Except as provided in this Article 17 with respect to liability to third parties, neither Party shall be responsible or held liable to the other for indirect, special or consequential damages, including but not limited to loss of profit, loss of investment, loss of product or business interruption, howsoever caused.

18. **Agreement; Modification; Waiver.** This Agreement, including all Task Orders issued hereunder wherein NuScale is performing services for Fluor, and any associated attachments, shall constitute the entire and only agreement between the Parties with respect to the subject matter hereof, and supersedes or cancels all previous oral or written negotiations, agreements, commitments, and writings, with respect to the subject matter hereof, between the Parties. This Agreement may only be amended, and the observance of provisions hereof may only be waived, in writing signed by the duly authorized representatives of each of the parties. It is understood and agreed that no failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any right power or privilege hereunder. In the event of a conflict between Sections 1 through 32 and the terms of any Attachment, the terms of Sections 1 through 32 shall control. No other representations of any kind, oral or otherwise, have been made with respect to work performed by NuScale for Fluor. The warranties, obligations, liabilities and remedies of the parties, as provided herein, are exclusive and in lieu of any others available at law or in equity. Indemnities against, releases from, assumptions of and limitations on liability and limitations on remedies expressed in this Agreement, as well as waivers of subrogation rights, shall apply notwithstanding the fault, negligence (whether active, passive, joint or concurrent), strict liability or other theory of legal liability of the party indemnified, released or whose liability is limited or assumed or against whom remedies have been limited or rights of subrogation have been waived and shall extend to the officers, directors, employees, licensors, agents, partners and related entities of such party and its partners and related entities.

The parties agree to look solely to each other with respect to performance of this Agreement. NuScale may have portions of the Services performed by its Affiliated entities or their employees, in which event NuScale shall be responsible for and Fluor shall look solely to NuScale as if such Services were performed by NuScale hereunder. The provisions of this Agreement which by their nature are intended to survive the termination, cancellation, completion or expiration of the Agreement, including but not limited to any express limitations of or releases from liability, shall continue as valid and enforceable obligations of the parties notwithstanding any such termination, cancellation, completion or expiration. For clarity, this Agreement applies only to Services performed by NuScale for, or on behalf of Fluor, and does not supersede or cancel any Master Services Agreements or Task Orders between the Parties, wherein Fluor is providing Services for, or on behalf of NuScale.

19. **Dispute Resolution.** The parties agree that any dispute shall be resolved by the parties through confidential mediation or final and binding confidential arbitration. The parties will first attempt to mediate the dispute before a neutral mediator agreed upon by the parties. If mediation is not successful, the dispute will be submitted to final and binding confidential arbitration before a neutral arbitrator agreed upon by the parties. Except as specifically provided herein, the mediation or arbitration shall be governed by the commercial rules of the American Arbitration Association or such other rules as agreed to by the parties with such mediation or arbitration to occur in Texas. Each Party shall be responsible for its own costs and attorneys' fees relating to mediation and arbitration. Both parties agree that the procedures outlined in this paragraph are the exclusive methods of dispute resolution for this Agreement, recognizing that other contracts or agreements relating to transactions involving the Parties may be subject to other dispute regimes or procedures.

Notwithstanding the foregoing, any action brought by either Party under this Agreement or any TO

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seeking a temporary restraining order, temporary or permanent injunction or decree of specific performance of the terms of this Agreement or any TO may be brought in a court of competent jurisdiction without the obligation to proceed first to mediation or arbitration.

20. **Severability.** If one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable at law, such provision or provisions shall be construed by the appropriate arbitral or judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

21. **Counterparts.** This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

22. **Expenditure Notification.** NuScale shall notify Fluor in writing when the work performed against any TO has reached seventy-five percent (75%) of an estimate for that TO. This notification shall also include a forecast of any to-go work along with the associated estimate to complete the scope of work.

23. **Invoicing / Accruals.** NuScale will submit invoices in a form acceptable to Fluor not more than once each month for Services completed by NuScale during the prior month. Invoices shall be submitted with sufficient documentation as reasonably required, and at a minimum shall be separately numbered and include the Agreement and TO number on the face hereof. NuScale will further adhere to any specific requirements of Fluor pertaining to invoice format.

24. **Key Personnel.** NuScale will provide qualified personnel to perform the Services. As agreed in a TO, within ten (10) days of execution of each TO or receipt of a written authorization to proceed, NuScale will submit a list of key personnel for its Services, including a designated project manager, if requested by Fluor, and will not change or reassign any of the designated key personnel without good cause or agreement of the Parties.

25. **Authorized Representatives.** Both Parties will designate a cognizant Contract Manager with responsibility for administering the pricing and terms of this Agreement. The only individual authorized to direct NuScale to deviate from the express, written terms of this Agreement is the authorized Fluor Contracts Manager, which in the case of work funded or guaranteed by the US Government, shall be appointed from the Fluor Government Group (FGG). The designated Contract Manager alone will serve as Fluor's authorized representative to discuss, negotiate, or approve any and all amendments or changes to this Agreement. Each TO shall name a point of contact responsible for the work within that TO.

Each Party may designate one or more Subcontract Technical Lead (STL) who will be responsible for the carrying out the technical aspects of the Agreement and Task Orders. Should STL's for Fluor and NuScale disagree about the correct interpretation or technical requirements pertaining to any TO, such matters should be immediately referred to Fluor's designated Contract Manager, who alone shall provide Fluor's official position to NuScale's designated Contract Manager in writing.

26. **Lower-tier Supplier.** If any of the Services require the purchase of equipment or materials or the procurement of services on behalf of Fluor, NuScale shall, for the protection of Fluor, demand from all vendors and subcontractors guarantees with respect to such equipment, materials and services, which shall be made available to Fluor to the full extent of the terms thereof. NuScale's liability with respect to such equipment and materials obtained from vendors or services from subcontractors shall be limited to procuring guarantees from such vendors or subcontractors and rendering all reasonable assistance to NuScale as part of the Services for the purpose of enforcing the same.

27. **Permits, Licenses and Fees.** NuScale will obtain and pay for all permits and licenses required by law that are required to be held in the name of NuScale for its performance of the Services.

28. **Codes, Laws and Regulations.** NuScale will comply with all applicable codes, laws, regulations, standards, and ordinances in force during the term of this Agreement, which apply to NuScale during the period of performance of the Services. The Parties acknowledge that certain Work Product produced hereunder shall

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be subject to and marked as export controlled. Each Party is responsible for the proper storage, handling and reporting requirements associated with such information under its control.

29. **Working Files.** NuScale will maintain files containing all Work Product documentation including calculations, assumptions, interpretations of regulations, sources of information, and other raw data required in the performance of this Agreement. NuScale will allow access to or provide copies of the information contained in its working files to Fluor as part of this Agreement, or as otherwise agreed in any specific Task Order.

30. **Changes.** The Parties may, by written agreement, make changes, revisions, additions, or deletions (collectively hereinafter called "changes") in the Services requested.

31. **Export Compliance.**

a. The Parties agree that U.S. export control laws may govern aspects of the performance of this Agreement, including but not limited to the Export Administration Regulations (EAR), U.S. Department of Commerce regulations, the International Traffic in Arms Regulation (ITAR) and U.S. Department of Energy Regulations. The Parties shall comply with such regulations and shall not engage in any export transactions prohibited by these or other U.S. export laws and regulations.

b. The Parties shall identify in writing to one another any Confidential Information or other informatioı provided to the other Party pursuant to this Agreement, if such information may be subject to any of th laws referenced hereinabove.

c. All Work Product produced by NuScale that is deemed to be export controlled shall be clearly marked with a legend on each page which states "Restricted access and distribution pursuant to U.S. export control laws."

d. Technical data subject to U.S. export control laws and regulations, as identified by either Party, shall be used for purposes of this Agreement only. Such data shall not be disseminated elsewhere, to any third parties, either domestically or abroad, without the express written consent of the Party providing such technical data. The Parties shall jointly implement safeguards to ensure that such dissemination does not occur.

e. The substance of this clause shall be included in all Agreements at every tier.

32. **Representations and Warranties.**

a. As stated in Section 16, unless otherwise negotiated as part of a TO, results are provided "as-is", and NuScale makes no representations or warranties, express or implied, in regard to the results.

b. Notwithstanding subparagraph (a) above, NuScale represents that its Services will be performed in a competent and professional manner.

c. Unless otherwise negotiated as part of a TO, if any of the Services or Work Product are found to be non-compliant with the requirements of a respective TO in any way, after receiving written notice of such non-compliance within one (1) year of "Final Acceptance" of the Services, NuScale shall, as its sole obligation and Fluor's exclusive remedy, correct any non-compliant Services on a cost-reimbursable basis, to be performed without an addition or inclusion of fee.

d. "Final Acceptance" means completion of all Services required by or under the Task Order and written acknowledgement by the authorized Fluor representative that the Services are complete.

THE PARTIES ACKNOWLEDGE AND AGREE THE TERMS AND CONDITIONS OF THIS AGREEMENT HAVE BEEN FREELY, FAIRLY AND THOROUGHLY NEGOTIATED. FURTHER, THE PARTIES ACKNOWLEDGE AND AGREE SUCH TERMS AND CONDITIONS, INCLUDING BUT NOT LIMITED TO THOSE RELATING TO WAIVERS, ALLOCATIONS OF, RELEASES FROM, INDEMNITIES AGAINST AND LIMITATIONS OF LIABILITY, WHICH MAY REQUIRE CONSPICUOUS IDENTIFICATION, HAVE NOT BEEN SO IDENTIFIED BY MUTUAL AGREEMENT AND THE PARTIES HAVE ACTUAL KNOWLEDGE OF THE INTENT AND EFFECT OF SUCH TERMS AND

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CONDITIONS. EACH PARTY ACKNOWLEDGES THAT IN EXECUTING THIS AGREEMENT THEY RELY SOLELY ON THEIR OWN JUDGMENT, BELIEF, AND KNOWLEDGE, AND SUCH ADVICE AS THEY MAY HAVE RECEIVED FROM THEIR OWN COUNSEL, AND THEY HAVE NOT BEEN INFLUENCED BY ANY REPRESENTATION OR STATEMENTS MADE BY ANY OTHER PARTY OR ITS COUNSEL. NO PROVISION IN THIS AGREEMENT IS TO BE INTERPRETED FOR OR AGAINST ANY PARTY BECAUSE THAT PARTY OR ITS COUNSEL DRAFTED SUCH PROVISION.

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ATTACHMENT A – POTENTIAL FLOWDOWN TERMS AND CONDITIONS

DEPARTMENT OF ENERGY SUBCONTRACTORS

It is anticipated that certain Services and TOs may directly or indirectly be the subject of Government funding by way of grants or otherwise. In such cases, the Parties shall agree in the applicable TO, to all relevant flowdowns, including but not limited to those applicable to DOE funding and contracting. . The following represents a non-exhaustive list of potentially applicable (to the extent applicable to the scope of work) requirements which may be included in a TO.

- 2 CFR § 200.113 Mandatory disclosure
- 2 CFR § 200.308 Revision of budget and program plans
- 2 CFR § 200.310 Insurance coverage
- 2 CFR § 200.311 Real property
- 2 CFR § 200.312 Federally-owned and exempt property
- 2 CFR § 200.313 Equipment
- 2 CFR § 200.314 Supplies
- 2 CFR § 200.315 Intangible property
- 2 CFR § 200.316 Property trust relationship
- 2 CFR § 200.333 Retention requirements for records
- 2 CFR § 200.335 Methods for collection, transmission and storage of information
- 2 CFR § 200.336 Access to records
- 2 CFR § 200.337 Restrictions on public access to records
- 2 CFR § 200.339 Termination

(NOTE: Fluor may use its own termination provision in the contract body; however, as required by federal regulations, any termination provision must allow Fluor to terminate without penalty in the event of a government termination.)

- 2 CFR § 200.343 Closeout (if requested)
- 2 CFR § 200.344 Post-closeout adjustments and continuing responsibilities (if closeout is requested in accordance with 2 CFR § 200.343)
- 2 CFR § 200.439 Equipment and other capital expenditures
- 2 CFR § 200.453 Materials and supplies costs, including costs of computing devices
- 2 CFR Appendix II to Part 200—Contract Provisions for Non-Federal Entity Contracts Under Federal Awards (as applicable)
- 2 CFR § 910.132 Research Misconduct (if sub-award involves research)
- 2 CFR § 910.352 Cost Principles (for all cost-based sub-awards with commercial organizations)
- 2 CFR § 910.356 Audits
- 2 CFR § 910.360 Real Property and Equipment (if applicable)
- 2 CFR § 910.362 Intellectual Property
- 2 CFR § 910.364 Reporting on Utilization of Subject Inventions
- 2 CFR § 910.366 Export Control and U.S. Manufacturing and Competitiveness
- 2 CFR § 910 Appendix A to Subpart D—Patent and Data Provisions
- 48 CFR § 952.227-11 Patent Rights (if applicable)
- 48 CFR § 952.227-13 Patent Rights (if applicable)
- 2 C.F.R. § 910.500-521 Audit (if applicable)
- National Policy Assurances to Be Incorporated as Award Terms (October, 2017) available at

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https://www.energy.gov/management/downloads/national-policy-assurances-be-incorporated-award-terms/

Supplier must certify as part of agreeing to the MSA terms, and be willing to certify following receipt of funds under this MSA, to the best of Supplier's knowledge and belief, that:

1) To the greatest extent practicable, all equipment and products purchased with funds made available under this award should be American-made.
2) With respect to the performance of any portion of the work under this award which is performed at a DOE-owned or controlled site, the Supplier agrees to comply with all State and Federal ES&H regulations and with all other ES&H requirements of the operator of such site. Prior to the performance on any work at a DOE-Owned or controlled site, the Supplier shall contact the site facility manager for information on DOE and site specific ES&H requirements.
3) No Federal appropriated funds have been paid or will be paid, by or on behalf of the undersigned, to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with the awarding of any Federal contract, the making of any Federal grant, the making of any Federal loan, the entering into of any cooperative agreement, and the extension, continuation, renewal, amendment, or modification of any Federal contract, grant, loan, or cooperative agreement.
4) That none of the funds obligated on the award shall be expended, directly or indirectly, to influence congressional action on any legislation or appropriation matters pending before Congress, other than to communicate to Members of Congress as described in 18 U.S.C. § 1913. This restriction is in addition to those prescribed elsewhere in statute and regulation.
5) If any funds other than Federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with this Federal contract, grant, loan, or cooperative agreement, the undersigned shall complete and submit Standard Form-LLL, "Disclosure Form to Report Lobbying," in accordance with its instructions.
6) The undersigned shall require that the language of this certification be included in the award documents at all tiers (including subcontracts, sub-grants, and contracts under grants, loans, and cooperative agreements) and that all awardees shall certify and disclose accordingly.

This certification is a material representation of fact upon which reliance was placed when this transaction was made or entered into. Submission of this certification is a prerequisite for making or entering into this transaction imposed by section 1352, title 31, U.S. Code. Any person who fails to file the required certification shall be subject to a civil penalty of not less than $10,000 and not more than $100,000 for each such failure.

Note: Commercial flow down terms and conditions that may apply to any scope of work may be negotiated separately as part of any individual Task Order.

TPM
LAK

ATTACHMENT B – TRAVEL POLICY

Travel Policy for Federally and Commercially Funded Agreements

All travel shall be preapproved by Fluor in advance. NuScale shall provide Fluor the reason for travel, location, duration, and estimated cost when requesting approval.

Supplemental requirements regarding compensation for travel may be addressed in the applicable Task Order.

1.0 BUSINESS TRAVEL FOR FEDERALLY FUNDED AGREEMENTS

1.1 Fluor agrees to compensate NuScale based upon actual travel expenses without profit or markup based upon location and costs as defined within the current Federal Travel Regulation (FTR), prescribed by the General Services Administration, for travel: https://www.gsa.gov/policy-regulations/regulations/federal-travel-regulation-ftr. Costs incurred by subcontractor personnel on official company business are allowable, subject to the limitations contained in this subsection.

1.2 Costs incurred for lodging, meals, and incidental expenses (as defined in the regulations cited) shall be considered to be reasonable and allowable only to the extent that they do not exceed on a daily basis the maximum per diem rates in effect at the time of travel as set forth in the FTR.

2.0 BUSINESS TRAVEL FOR COMMERCIALLY FUNDED AGREEMENTS

NuScale will be compensated for certain expenses actually incurred as follows:

2.1 Living expenses are defined as expenses incurred by reason of living away from home, such as the cost of meals, lodging, business phone calls, and assignment-related out of pocket expenses.

2.2 Travel expenses are defined as the cost of transportation of Supplier from Supplier's usual place of business tc the work site, and return from the work site to Supplier's usual place of business.

2.2.1 All air fare shall be coach class.

2.2.2 Local transportation to and from the work site (taxi, auto rental car, etc.) shall be billed separately at cost.

2.2.3 Personal vehicle mileage, as approved in writing, in advance, by Fluor, shall be reimbursed at rates established in each TO when performing the Services.

NuScale must submit original receipts/invoices for expenses exceeding $25.00 with their invoices to Fluor.

Failure to attach the above to NuScale's invoice will result in delay of payment. These records will be subject to audit by Fluor.